FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Chief Financial Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Announces Expiration of the sanofi-aventis Agreement

GERMANTOWN, MD, December 21, 2005 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced the expiration of its agreement with sanofi-aventis. The agreement in December 2003 established a collaboration to utilize molecular cytogenetics to identify and validate oncology targets. The agreement expired as a result of sanofi-aventis’ decision not to advance targets that were a focus of the collaboration for further validation.

“We have appreciated the close collaboration with sanofi-aventis on this program,” said Paul Young, Ph.D., Vice President of Research for Avalon. “While they did not select any targets from this program, we expect to continue validation studies on several of the genes as potential Avalon drug discovery targets.”

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the development of Avalon drug discovery targets. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. There can be no assurance that such efforts will succeed or that future drug discovery efforts will generate drug products.

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